EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	--or--	Tom Barth Investor Relations 617-274-7130 tbarth@akamai.com

Akamai Elects Bernardus Verwaayan to Its Board Of Directors

Former telecommunications executive brings nearly four decades of experience to the Akamai Board

CAMBRIDGE, MA - November 12, 2013 - Akamai Technologies, Inc. (NASDAQ: AKAM), the leading provider of cloud services for delivering, optimizing and securing online content and business applications, today announced the election of Bernardus (Ben) Verwaayen, former telecommunications executive, to the Akamai Board of Directors effective November 8, 2013.

Mr. Verwaayen has held numerous executive positions at leading telecommunications and technology providers including having served as CEO of BT; international vice president, executive vice president and chief operating officer of Lucent Technologies; and as president and general manager of PTT Telecom, a KPN subsidiary in the Netherlands. Mr. Verwaayen was CEO of Alcatel-Lucent from 2008 to 2013.

“We are honored to welcome Ben to our Board of Directors and look forward to his insights and global perspective stemming from his extensive background in the telecommunications industry,” said Dr. Tom Leighton, CEO of Akamai. “We believe Ben is a strong complement to our Board and will be an asset as we seek to further our relationships with major carriers and network partners.”

Mr. Verwaayen’s leadership roles in the telecommunications space span more than 37 years. Mr. Verwaayen commented, “Akamai is an important partner to so many of the world’s network service providers and has become instrumental to how businesses leverage the Internet for growth and success. I am looking forward to the opportunity to contribute to its Board at such an exciting time for the company.”

Mr. Verwaayen has been made an officer of the Orange Order-Nassau and an Honorary Knight of the British Empire (KBE). He is a recipient of the Chevalier de la Légion d 'Honneur medal.

Mr. Verwaayen graduated with a master's degree in law and international politics from the State University of Utrecht, Holland.

About Akamai
Akamai® is the leading provider of cloud services for delivering, optimizing and securing online content and business applications. At the core of the Company’s solutions is the Akamai Intelligent Platform™ providing extensive reach, coupled with unmatched reliability, security, visibility and expertise. Akamai removes the complexities of connecting the increasingly mobile world, supporting 24/7 consumer demand, and enabling enterprises to securely leverage the cloud. To learn more about how Akamai is accelerating the pace of innovation in a hyperconnected world, please visit www.akamai.com or blogs.akamai.com, and follow @Akamai on Twitter.

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